Exhibit 10.1

WAIVER

TO NOTE AND WARRANT PURCHASE AGREEMENT

THIS WAIVER (“Waiver”) is made and entered into as of this 7th day of November, 2006, by and among ARTISTdirect, Inc., a Delaware corporation (the “Company”), and the undersigned Purchasers.  Capitalized terms used herein and undefined shall have the meanings set forth in the Agreement (as defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Note and Warrant Purchase Agreement dated as of July 28, 2005 (the “Effective Date”), as amended, by and among the Company and the Purchasers (the “Agreement”);

WHEREAS, on the Effective Date, the Company also delivered a series of Convertible Subordinated Notes, as amended (collectively, the “Subordinated Notes”), issued pursuant to the terms of a Securities Purchase Agreement dated as of July 28, 2005, as amended, by and among the Company and the holders of such convertible debt identified on the signature pages thereto (collectively, the “Holders”);

WHEREAS, Section 7(h)(v) of the Agreement (“Section 7(h)(v)”) contains a negative covenant pertaining to the Company’s Consolidated Fixed Charge Coverage Ratio, to be calculated quarterly;

WHEREAS, pursuant to Section 2 of the Subordinated Notes, the first cash payment of accrued interest was not due and payable to the Holders by the Company until September 30, 2006;

WHEREAS, as a result of the Company making a cash payment to the Holders for interest that accrued on the Subordinated Notes for an approximate fourteen (14) month period ended September 30, 2006 (the “First Interest Payment”), the Company was in default of Section 7(h)(v) at September 30, 2006;  and

WHEREAS, the Purchasers have agreed to waive any default by the Company of Section 7(h)(v) that was triggered at September 30, 2006 as a result of the First Interest Payment.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreement herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             WAIVER.   The Purchasers agree to waive the Event of Default under the Agreement that may have been triggered prior to the date hereof due to a breach of the negative covenant contained in Section 7(h)(v) as a result of the First Interest Payment.  Except as expressly set forth in the immediately preceding sentence, nothing contained herein shall be construed as a waiver of any other rights the Purchasers may have under the Agreement.

2.             CONFLICTS.  Except as expressly set forth in this Waiver, the terms and provisions of the Agreement shall continue unmodified and in full force and effect.  In the event of any conflict between this Waiver and the Agreement, this Waiver shall control.

3.             GOVERNING LAW.  This Waiver shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4.             COUNTERPARTS.  This Waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the date first set forth above.

COMPANY:

ARTISTdirect, Inc.

By:	/s/ Robert N. Weingarten

Name:	Robert N. Weingarten

Title:	Chief Financial Officer

PURCHASERS:

CCM Master Qualified Fund Ltd.

By:	/s/ Clint D. Coghill

Name:	Clint D. Coghill

Title:	Director

JMB Capital Partners, LP

By:	/s/ Cyrus Hadidi

Name:	Cyrus Hadidi

Title:	Partner

JMG Capital Parnters, LP

By:	/s/ Jonathan M. Glaser

Name:	Jonathan M. Glaser

Title:	Member Manager

JMG Triton Offshore Fund, Ltd.

By:	/s/ Jonathan M. Glaser

Name:	Jonathan M. Glaser

Title:	Member Manager